EXHIBIT 8.2


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                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
                                ATTORNEYS AT LAW
                               1301 K STREET, N.W.
                                 SUITE 700 EAST
                             WASHINGTON, D.C. 20005
                                 (202) 434-4660
                            FACSIMILE: (202) 434-4661

                                                    WRITERS'S DIRECT DIAL NUMBER



August 25, 1998

Board of Directors
Ridgewood Savings Bank of New Jersey
531 North Maple Avenue
Ridgewood, New Jersey  07450

         Re:  New Jersey Tax Consequences of Plan of Reorganization
              -----------------------------------------------------

Dear Board Members:

         You have asked us to give certain limited opinions as to the New Jersey income tax consequences of the Plan of Reorganization and Stock Issuance from a State Mutual Savings Bank to a State Mutual Savings Bank Holding Company of Ridgewood Savings Bank of New Jersey (herein, the "Plan"). The capitalized terms used in this letter, but not otherwise defined herein, have the same definitions provided to such terms in the Plan.

         Under the Plan: (i) Ridgewood Savings Bank of New Jersey ("Bank") will form Mutual Holding Company ("MHC") as a wholly owned subsidiary; (ii) the MHC will then form Stock Holding Company as a wholly owned subsidiary; (iii) the MHC will also organize a New Jersey interim stock savings bank ("Interim"); (iv) Bank will convert from a New Jersey mutual savings bank to a New Jersey stock savings bank, with the Members of Bank constructively receiving all of the stock of the Stock Bank; (v) Interim will merge with and into the Stock Bank, with the said Members receiving all of the mutual interests in MHC in exchange for their constructively held stock in Stock Bank; (vi) in a separate transaction, MHC will transfer 100% of the common stock of Stock Bank to Stock Holding Company; and (vii) the Stock Holding Company will offer up to 49.9% of its common stock pursuant to the Plan.

         Based on the foregoing, it is our opinion that for purposes of the New Jersey corporate income tax:

         1. The Bank (in either its status as a mutual or stock institution) will recognize no gain or loss as a result of its conversion from mutual to stock.

         2. Mutual Bank's depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank's common stock solely in exchange for their mutual interest (i.e., liquidation and voting rights) in Mutual Bank.



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Ridgewood Savings Bank of New Jersey
August 25, 1998
Page 2

         3. The initial shareholders of Stock Bank (the former Mutual Bank depositors) will recognize no gain or loss upon the transfer to the MHC of the shares of Stock Bank common stock they constructively received in the Conversion in exchange for mutual interests (i.e., liquidation and voting rights) in the MHC.

         This opinion is limited to the effect of the income tax laws of the State of New Jersey and to the specific conclusions set forth above, and no other opinions are expressed or implied. Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein.

         This opinion is given solely for the benefit of the parties to the Plan and the shareholders of Stock Bank and may not be relied upon by any other person or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to (i) the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission on behalf of the Stock Holding Company, and (i) the regulatory applications which are required to be filed with the Commissioner of Banking of the State of New Jersey, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System.

                                         Sincerely,


                                         /s/Malizia, Spidi, Sloane & Fisch, P.C.
                                         ---------------------------------------
                                         Malizia, Spidi, Sloane & Fisch, P.C.